Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of the State Street Navigator Securities Lending Government Money Market Portfolio (one of the portfolio’s constituting State Street Navigator Securities Lending Trust and formerly known as the State Street Navigator Securities Lending Prime Portfolio), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Service Providers”, Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, MA
December 23, 2016